EXHIBIT 99.3

PMA Capital Corporation

Offer to Exchange

6.50% Senior Secured Convertible Debentures due 2022

for all outstanding

4.25% Senior Convertible Debentures due 2022

(CUSIP No. 693 419 AA1)

Pursuant to, and subject to the terms and conditions described in,

the Exchange Offer Prospectus dated October 21, 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 3, 2004,

UNLESS EARLIER TERMINATED OR EXTENDED.

October 21, 2004

To Our Clients:

PMA Capital Corporation (“PMA”) is offering to exchange $1,000 principal amount at maturity of 6.50% Senior Secured Convertible Debentures due 2022 ( the “New Debentures”) for each $1,000 principal amount at maturity of validly tendered and accepted 4.25% Senior Convertible Debentures due 2022 (the “Existing Debentures”). Terms used but not defined herein that are defined in the Prospectus (as defined below) shall have the same meaning given them in such Prospectus.

The exchange offer is made on the terms and are subject to the conditions set forth in PMA’s exchange offer prospectus dated October 21, 2004 (as may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal.

The enclosed Prospectus is being forwarded to you as the beneficial owner of Existing Debentures held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Existing Debentures held by us for your account. A tender of such Existing Debentures may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender and deliver the Existing Debentures held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to PMA’s exchange offer with respect to the Existing Debentures (CUSIP No. 693 419 AA1).

This will instruct you to tender the specified principal amount at maturity of Existing Debentures indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Type	Principal Amount at Maturity Held for Account of Holder(s)*
4.25% Senior Convertible Debentures due 2022

*	Unless otherwise indicated, the entire principal amount at maturity listed in the box entitled “Principal Amount at Maturity Held for Account of Holder(s)” will be tendered.

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